EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 115% Increase in Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – November 4, 2008 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported third quarter net earnings of $629,000, or $0.34 per diluted share, up $336,000, or 114.68%, when compared with net earnings of $293,000, or $0.15 per diluted share, in the third quarter of 2007. The increase in net earnings was primarily due to increased interest-earning assets and a higher net interest margin.

For the nine months ended September 30, 2008, the Company reported net earnings of $1.9 million compared to $1.0 million of net earnings for the same period in 2007. Diluted earnings per share for the nine months ended September 30, 2008 and 2007 were $1.02 and $0.50, respectively.

Chief Executive Officer, Paul C. Hudson stated, “The Bank continues to experience strong core earnings resulting from increased loan and deposit volumes and improved net interest margin. Going forward management is focused on raising additional capital, managing credit risk and improving customer retention and service.”

Third Quarter Results:

•

Net interest income before provision for loan losses of $3.7 million in the third quarter of 2008 was up $923,000, or 33.44%, from the third quarter of 2007, primarily reflecting a higher level of average interest-earning assets and an improved net interest margin.

•	Deposits totaled $295.0 million at September 30, 2008, up $66.2 million, or 28.96%, from year-end 2007.

•

Loan originations, including purchases, increased 31.60% to $35.4 million for the third quarter of 2008, compared to $26.9 million for the third quarter of 2007. We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios.

•	Nonperforming assets at September 30, 2008 increased to 0.85% of total assets from 0.01% of total assets at year-end 2007.

•	The provision for loan losses increased to $630,000 for third quarter 2008, compared to $10,000 for third quarter 2007, as loan delinquencies increased.

•

Non-interest income in the third quarter of 2008 was up $250,000, or 74.63%, from the third quarter of 2007, primarily due to higher net gains on mortgage banking activities and higher service charges.

•	Non-interest expense in the third quarter of 2008 was down $3,000, or 0.11%, from the third quarter of 2007.

Net Interest Income

Net interest income before provision for loan losses of $3.7 million in the third quarter of 2008 was up $923,000, or 33.44%, from the third quarter a year ago. The increase was attributable to continued growth in our interest-earning assets and improvement in our net interest rate margin. Interest-earning assets averaged $388.5 million in the current quarter of 2008, up $76.0 million, or 24.32%, from the same period a year ago. Our net interest margin improved 26 basis points to 3.79% in the third quarter of 2008 from 3.53% for the same period a year ago. Our net interest rate spread improved 29 basis points to 3.66% in the third quarter of 2008 from 3.37% for the same period a year ago. The 29 basis point improvement in our net interest rate spread was attributable to the larger decline in the annualized cost of our average interest-bearing liabilities, compared to the decline in the annualized yield on our average interest-earning assets.

The annualized yield on our average interest-earning assets decreased 27 basis points to 6.70% in the third quarter of 2008 from 6.97% for the same period a year ago. The decrease was primarily the result of a lower annualized yield on our average loans which decreased 38 basis points to 6.95% for the third quarter of 2008 from 7.33% for the same period in 2007. The decrease in the annualized yield on our average loans was the result of lower market interest rates and to a lesser extent, an increase in non-accrual loans.

The annualized cost of our average interest-bearing liabilities decreased 56 basis points to 3.04% in the third quarter of 2008 from 3.60% for the same period a year ago. The annualized weighted average cost of deposits decreased 54 basis points to 2.70% in the third quarter of 2008 from 3.24% for the same period in 2007. The annualized weighted average cost of FHLB borrowings decreased 45 basis points to 3.98% in the third quarter of 2008 from 4.43% for the same period in 2007. The decrease in the cost of our average interest-bearing liabilities was the result of lower short-term interest rates and maturities of higher costing time deposits and FHLB borrowings.

Provision and Allowance for Loan Losses

During the third quarter of 2008, the provision for loan losses amounted to $630,000, compared to $10,000 for the same period a year ago. The increase was primarily due to an increase in the amount of delinquent and impaired loans. At September 30, 2008, the allowance for loan losses was $3.0 million, or 0.93% of total gross loans receivable, excluding loans held for sale, compared to $2.1 million, or 0.68% of total gross loans receivable, excluding loans held for sale, at year-end 2007.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of September 30, 2008, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss reserves. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examination.

Non-Interest Income

Non-interest income totaled $585,000 in the third quarter of 2008, up $250,000, or 74.63%, from the third quarter a year ago, primarily due to higher net gains on mortgage banking activities and service charges for loan related fees and retail banking fees. The increase in net gains on mortgage banking activities resulted primarily from higher valuation of our mortgage servicing rights asset. The growth in loan related fees primarily resulted from increased payment of late charges. Retail banking fees increased with the increase in deposits as a result of the addition of a new branch this year.

Non-Interest Expense

Non-interest expense totaled $2.6 million in the third quarter of 2008, down $3,000, or 0.11%, from the third quarter a year ago. The decrease in non-interest expense was primarily due to lower compensation and benefits expense which was offset by increases in other expense, information services expense, occupancy expense, and office services and supplies expense. Compensation and benefits expense decreased $197,000, or 11.96%, as the year-ago quarter included a severance payment for $185,000. Offsetting this decrease was a $94,000, or 38.68%, increase in other expense primarily due to increases in donations, sponsorships, promotion and FDIC insurance premiums. Information services expense increased $11,000, or 6.47%, for third quarter 2008 as compared to the same period of the prior year, primarily reflecting an increase in deposit accounts as the result of opening a new branch. Occupancy expense and office services and supplies expense increased a total of $91,000, or 22.30%, primarily due to the addition of a new branch this year.

Income Taxes

The Company’s effective income tax rate was 37.97% for third quarter 2008 compared to 36.03% for third quarter 2007. Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to earnings before income taxes.

Assets, Loan Originations, Deposits and Borrowings

At September 30, 2008, assets totaled $404.0 million, up $47.2 million, or 13.24%, from year-end 2007. During the first nine months of 2008, net loans, including loans held for sale, increased $46.9 million, or 15.46%, cash and cash equivalents increased $3.9 million and FHLB stock increased $1.0 million, while securities available for sale and held to maturity decreased $5.4 million.

Loan originations, including purchases, for the nine months ended September 30, 2008 totaled $103.8 million, up $23.6 million, or 29.43%, from $80.2 million a year ago. Loan repayments, including loan sales, amounted to $56.5 million for the nine months ended September 30, 2008, up $4.9 million, or 9.50%, from $51.6 million for the same period a year ago.

Deposits totaled $295.0 million at September 30, 2008, up $66.2 million, or 28.96%, from year-end 2007. During the first nine months of 2008, our core deposits (NOW, demand, money market and passbook accounts) increased $13.9 million while our certificates of deposit decreased $4.1 million.

Additionally, brokered deposits grew $56.5 million during 2008, $21.8 million of which came from Certificate of Deposit Account Registry Service (CDARS). CDARS is a deposit placement service that allows us to place our customers’ funds in FDIC-insured certificates of deposits at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network. The majority of CDARS deposits are gathered within our geographic footprint through established customer relationships.

At September 30, 2008, core deposits represented 36.19% of total deposits compared to 40.61% at December 31, 2007, and brokered deposits represented 31.03% of total deposits compared to 15.32% at December 31, 2007.

Since the end of 2007, FHLB borrowings decreased $24.5 million, or 25.39%, to $72.0 million at September 30, 2008 from $96.5 million at December 31, 2007. The Company was able to decrease FHLB borrowings as a result of the significant increase in deposits discussed above.

Asset Quality

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at September 30, 2008 were $3.4 million, or 0.85% of total assets, compared to $34,000, or 0.01% of total assets, at December 31, 2007. During the first nine months of 2008, seven loans totaling $3.4 million were placed on non-accrual status. The non-accrual loans included a $1.3 million loan secured by a church property and a $0.8 million loan secured by a single-family unit, both located in Rancho Cucamonga, California.

Also included in non-accrual loans were a $0.8 million loan secured by a church property located in Phoenix, Arizona, a $0.2 million loan secured by a multi-family property located in Cleveland, Ohio, a $0.1 million loan secured by a commercial property located in Los Angeles, California and two unsecured lines of credit totaling $110,000. At September 30, 2008, the allowance for loan losses included allocations of $568,000 for non-accrual loans, compared to $34,000 at December 31, 2007. At September 30, 2008 and December 31, 2007, the Company had no loans in foreclosure or REO (real estate owned) properties.

Performance Ratios

The annualized return on average equity for third quarter 2008 was 10.78%, compared to 8.66% for fourth quarter 2007 and 5.52% for third quarter 2007. The annualized return on average assets for third quarter 2008 was 0.63%, compared to 0.55% for fourth quarter 2007 and 0.36% for third quarter 2007. The efficiency ratio for third quarter 2008 was 61.48%, compared to 77.26% for fourth quarter 2007 and 84.88% for third quarter 2007. The improvement in our returns on average equity and average assets as well as our efficiency ratio was primarily due to higher net earnings in the third quarter of 2008 primarily as a result of the strong growth in our interest earning assets and improvement in our net interest rate margin which translated to higher net interest income.

At September 30, 2008, the Bank’s Total Risk-Based Capital ratio was 11.02% and Tangible Capital equaled 7.65%, and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Cash	$5,780	$4,331
Federal funds sold	2,500	—

Cash and cash equivalents	8,280	4,331
Securities available for sale, at fair value	4,246	4,763
Securities held to maturity	24,329	29,184
Loans receivable held for sale, at lower of cost or fair value	25,384	3,554
Loans receivable, net of allowance of $3,045 and $2,051	325,121	300,024
Accrued interest receivable	2,219	1,867
Federal Home Loan Bank (FHLB) stock, at cost	5,511	4,536
Office properties and equipment, net	5,562	5,678
Bank owned life insurance	2,299	2,227
Other assets	1,089	643

Total assets	$404,040	$356,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$294,960	$228,727
Federal Home Loan Bank advances	72,000	96,500
Junior subordinated debentures	6,000	6,000
Other borrowings	2,500	—
Advance payments by borrowers for taxes and insurance	809	512
Deferred income taxes	921	926
Other liabilities	3,263	2,093

Total liabilities	380,453	334,758

Stockholders’ Equity:
Preferred, non-cumulative and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at September 30, 2008 and December 31, 2007	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at September 30, 2008 and December 31, 2007; outstanding 1,754,719 shares at September 30, 2008 and 1,761,778 shares at December 31, 2007	20	20
Additional paid-in capital	12,226	12,212
Accumulated other comprehensive income (loss), net of taxes of ($2) and $3	(2)	6
Retained earnings-substantially restricted	14,736	13,152
Treasury stock-at cost, 259,223 shares at September 30, 2008 and 252,164 shares at December 31, 2007	(3,395)	(3,343)

Total stockholders’ equity	23,587	22,049

Total liabilities and stockholders’ equity	$404,040	$356,807

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Interest and fees on loans receivable	$6,050	$4,934	$17,536	$13,909
Interest on mortgage-backed securities	335	398	1,057	1,215
Interest on investment securities	13	25	42	75
Other interest income	111	86	316	248

Total interest income	6,509	5,443	18,951	15,447

Interest on deposits	1,910	1,836	5,204	5,174
Interest on borrowings	916	847	3,193	2,084

Total interest expense	2,826	2,683	8,397	7,258

Net interest income before provision for loan losses	3,683	2,760	10,554	8,189
Provision for loan losses	630	10	947	194

Net interest income after provision for loan losses	3,053	2,750	9,607	7,995

Non-interest income:
Service charges	329	289	887	848
Net gains on mortgage banking activities	222	9	257	24
Net loss on sale of securities	—	—	—	(1)
Other	34	37	103	104

Total non-interest income	585	335	1,247	975

Non-interest expense:
Compensation and benefits	1,450	1,647	4,408	4,466
Occupancy expense, net	355	291	1,031	827
Information services	181	170	529	504
Professional services	157	159	396	475
Office services and supplies	144	117	436	371
Other	337	243	930	785

Total non-interest expense	2,624	2,627	7,730	7,428

Earnings before income taxes	1,014	458	3,124	1,542
Income taxes	385	165	1,192	563

Net earnings	$629	$293	$1,932	$979

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$22	$46	$(13)	$(69)
Income tax effect	(8)	(18)	5	28

Other comprehensive income (loss), net of tax	14	28	(8)	(41)

Comprehensive earnings	$643	$321	$1,924	$938

Net earnings	$629	$293	$1,932	$979
Dividends paid on preferred stock	(19)	(19)	(83)	(83)

Earnings available to common shareholders	$610	$274	$1,849	$896

Earnings per share-basic	$0.35	$0.16	$1.05	$0.54
Earnings per share-diluted	$0.34	$0.15	$1.02	$0.50
Dividends declared per share-common stock	$0.05	$0.05	$0.15	$0.15
Basic weighted average shares outstanding	1,754,967	1,710,622	1,757,505	1,667,631
Diluted weighted average shares outstanding	1,805,128	1,811,216	1,808,016	1,791,602

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2008	2007
Regulatory Capital Ratios:
Core Capital	7.65%	7.62%
Tangible Capital	7.65%	7.62%
Tier 1 Risk-Based Ratio	10.20%	9.86%
Total Risk-Based Capital	11.02%	10.59%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	1.05%	0.01%
Non-performing assets as a percentage of total assets	0.85%	0.01%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.93%	0.70%
Allowance for loan losses as a percentage of non-performing loans	88.52%	5,658.82%
Allowance for losses as a percentage of non-performing assets	88.52%	5,658.82%
Non-performing assets:
Non-accrual loans	$3,440	$34

Total non-performing assets	$3,440	$34

	Three Months ended September 30,				Nine Months ended September 30,
	2008		2007		2008		2007
Performance Ratios:
Return on average assets	0.63	%(A)	0.36	%(A)	0.67	%(A)	0.42	%(A)
Return on average equity	10.78	%(A)	5.52	%(A)	11.28	%(A)	6.30	%(A)
Average equity to average assets	5.83%		6.57%		5.95%		6.65%
Non-interest expense to average assets	2.62	%(A)	3.25	%(A)	2.69	%(A)	3.18	%(A)
Efficiency ratio (1)	61.48%		84.88%		65.50%		81.06%
Net interest rate spread (2)	3.66	%(A)	3.37	%(A)	3.65	%(A)	3.47	%(A)
Net interest rate margin (3)	3.79	%(A)	3.53	%(A)	3.78	%(A)	3.63	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Total assets	$404,040	$333,192	$404,040	$333,192
Total gross loans, excluding loans held for sale	$328,166	$274,836	$328,166	$274,836
Total equity	$23,587	$21,657	$23,587	$21,657
Average assets	$400,373	$322,955	$383,838	$311,232
Average loans	$348,187	$269,252	$331,135	$256,954
Average equity	$23,347	$21,231	$22,840	$20,707
Average interest-earning assets	$388,500	$312,511	$372,197	$300,878
Average interest-bearing liabilities	$371,261	$298,109	$356,253	$286,951
Net income	$629	$293	$1,932	$979
Total income	$4,268	$3,095	$11,801	$9,164
Non-interest expense	$2,624	$2,627	$7,730	$7,428
Efficiency ratio	61.48%	84.88%	65.50%	81.06%
Non-accrual loans	$3,440	$34	$3,440	$34
ALLL	$3,045	$1,924	$3,045	$1,924
Interest income	$6,509	$5,443	$18,951	$15,447
Interest expense	$2,826	$2,683	$8,397	$7,258
Net interest income	$3,683	$2,760	$10,554	$8,189